Exhibit (e)(44)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Ruben Tommasi (“Employee”) and Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Employer”) are parties to an Employment Agreement, dated September 25, 2018 (the “Employment Agreement”);

WHEREAS, the Employer is contemplating entering into that certain merger agreement, dated as of the date hereof, pursuant to which, among other things, Innoviva, Inc. and Innoviva Merger Sub, Inc., a wholly owned subsidiary of Innoviva, will commence a tender offer to acquire all of the shares of common stock, par value $0.001 per share, of the Employer, and subsequently consummate a merger under Section 251(h) of the Delaware General Corporations Law of Innoviva Merger Sub, Inc. with and into Employer, with Employer being the surviving corporation (collectively, the “Transactions”);

WHEREAS, Employee is entitled to receive valuable consideration in connection with the Transactions if consummated, which Employee would not be entitled to receive if the Transactions were not consummated;

WHEREAS, Employee is entitled, under Section 6.3 of the Employment Agreement, to receive enhanced severance benefits if Employee experiences a “Change in Control Termination” (as defined in Section 6.3(a) of the Employment Agreement) (such severance benefits, the “Enhanced Severance Benefits”); and

WHEREAS, to facilitate the completion of the Transactions, Employee and Employer have agreed to amend the Employment Agreement to require that as a condition precedent to Employee’s right to receive the Enhanced Severance Benefits, Employee sign a non-competition agreement in connection with the cessation of Employee’s employment;

NOW, THEREFORE, in exchange for the valuable consideration that Employee is entitled to receive in connection with the Transactions, Employee and Employer (each, a “Party”) agree to amend the Employment Agreement as provided below (such amendment, the “Amendment”), contingent and effective upon the consummation of the Transactions (the “Closing”).

The first sentence of Section 6.3(a) of the Employment Agreement is amended to read as follows (for informational purposes only, the newly added text is underlined):

(a)        In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason on or within eighteen (18) months following the effective date of a Change in Control (“Change in Control Termination”), Executive will be entitled to the Accrued Obligations, and upon executing and allowing to become effective both the Release and the non-competition agreement substantively in the form set forth in Exhibit A (the “Non-Competition Agreement”), Executive will be eligible to receive the following Change in Control severance benefits:

The first two sentences of Section 6.3(b) of the Employment Agreement are amended to read as follows (for informational purposes only, the newly added text is underlined):

(b)       To receive the payments and benefits under (a) above, Executive’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release and the Non-Competition Agreement to become effective within the time period provided by the Company, which shall be no later than 60 days following Executive’s termination or resignation. The Lump Sum Severance and Bonus Severance will be paid, subject to deductions and withholdings, by the 60th day following Executive’s termination or resignation, provided Executive has timely delivered the effective Release and Non-Competition Agreement.

Except as expressly modified by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

This Amendment shall be contingent upon, and effective as of, the Closing (the “Effective Date”).

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IN WITNESS WHEREOF, the Parties have agreed to and accepted this Amendment as of the first date listed immediately below, effective as of the Effective Date.

Ruben Tommasi	Entasis Therapeutics Holdings Inc.

/s/ Ruben Tommasi	By:	/s/ Manos Perros
Employee Signature

Ruben Tommasi	Name:	Manos Perros
Employee Name (Please Print)	Title:	President and CEO

5/5/2022	Date:	5/20/2022
Date

EXHIBIT A

NON-COMPETITION AGREEMENT

WHEREAS, Entasis Therapeutics Holdings Inc., a Delaware corporation (along with its successors, the “Employer,” and together with any parent company, any and all direct or indirect subsidiaries of Employer, and their affiliates, in each case, existing now or in the future, the “Group”) and Ruben Tommasi (“Employee”) are parties to an Employment Agreement, entered into as of September 25, 2018 (the “Employment Agreement”);

WHEREAS, Employer and Employee agreed to the First Amendment to Employment Agreement on [●], 2022; and

WHEREAS, the execution of this Non-Competition Agreement (this “Agreement”) is a condition precedent to receive certain severance benefits that Employee is entitled to receive under Section 6.3 (Change in Control Severance Benefits) of the Employment Agreement (the “Enhanced Severance Benefits”) upon experiencing a “Change in Control Termination” (as defined in Section 6.3(a) of the Employment Agreement);

NOW, THEREFORE, Employee and Employer (each, a “Party”) agree as follows:

1.	Non-Competition.

A.           Acknowledgment. Employee understands that the nature of Employee’s position gives Employee access to and knowledge of confidential information (such as confidential, secret, or proprietary documents, materials, data or other information related to the Group or the Group’s business) and places Employee in a position of trust and confidence with Employer and that Employee will benefit from Employer’s goodwill. Employee understands and acknowledges that Employer has invested and will invest significant time and expense in developing the confidential information and goodwill. Employee further understands and acknowledges that because of Employee’s experience with and relationship to the Group, Employee will have access to and learn about much or all of the Group’s customer information, business contacts, and other business relationships (e.g., with clinical trial sites and contract research organizations). Employee further understands and acknowledges that the non-competition covenant below is necessary to protect Employer’s legitimate business interests in Employer’s confidential information, goodwill, and business relationships. Employee further understands and acknowledges that Employer’s ability to reserve these for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer and that Employer would be irreparably harmed if Employee violates the non-competition covenant below. Employee further acknowledges the receipt and sufficiency of good and valuable consideration offered to Employee by Employer in exchange for the non-competition covenant made herein. Employee also acknowledges and agrees that the non-competition covenant will not impair Employee from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with Employer. Employer would not have agreed to share confidential information with Employee if Employee did not agree to this Section 1. Employee acknowledges that Employee received a copy of this Agreement at least ten (10) business days before the Effective Date (as defined below).

B.            Non-Competition.

1.              During the Non-Competition Period (as defined below), Employee will not, without prior written consent of Employer, directly or indirectly, alone or as a partner, joint venturer, consultant, advisor, lender, officer, director, employee, stockholder, investor or otherwise, engage in any business in the Group’s Field anywhere within the Restricted Territory (as defined below), if Employee would be providing services that are of a similar type that Employee provided to the Group at any time during the two (2) years prior to the end of Employee’s employment.

2.              For purposes of this agreement:

a)          “Group’s Field” means the research and development of any product having the same molecular target(s) as any product being researched and developed, directly or indirectly by, the Group during the period of Employee’s employment.

b)          “Non-Competition Period” means the three (3) months following the Separation Date.

c)          “Restricted Territory” means geographic areas in which Employee provided services to the Group or had a material presence or influence at any time during the two (2) years prior to the Separation Date.

d)          “Separation Date” means the date that Employee experiences a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

3.              Notwithstanding the foregoing, nothing in this Section 1.B shall prohibit Employee, or any entity controlled by the Employee, directly or indirectly, from (A) being a beneficial passive owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation or (B) being the beneficial passive owner of less than five percent (5%) of the equity securities of any other entity, if Employee, or any entity controlled by Employee, directly or indirectly, is the beneficial owner thereof through any ownership interest of Employee, or such entity controlled by Employee in a private equity, venture capital, hedge or other investment fund.

C.            Construction. Notwithstanding the foregoing, if the non-competition covenant set forth in this Section 1 is found by an arbitrator or other adjudicator of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable or not necessary to protect the legitimate business interests of Employer, then such arbitrator or other adjudicator is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 1 as to time, geographic area, and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Employer.

D.           Effective Date and Employee’s Right to Rescind.

1.             This Agreement shall become effective on [●] (the “Effective Date”).

2.             Employee may rescind Employee’s acceptance under this Agreement at any time during the seven (7) business day period following the Effective Date. After seven (7) business days following the Effective Date, Employee’s acceptance of this Agreement shall be final and may not be rescinded. Such rescission of acceptance must be in writing and must be addressed and personally delivered, emailed, or mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Attn: General Counsel

Tel: [***]

3.             If Employee rescinds Employee’s acceptance under this Agreement within seven (7) business after the Effective Date, this Agreement shall be of no force or effect and Employee shall have no right to the Enhanced Severance Benefits.

2.	Obligations and Remedies.

A.           Employee agrees that an impending or existing violation of the non-competition covenant contained in this Agreement would cause the Group irreparable injury for which the Group would have no adequate remedy at law and agrees that Employer shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to Employer in contract, at law, in equity, by statute or otherwise. Employee agrees and consents that Employer shall be entitled to a temporary or permanent injunction or other equitable relief against any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The parties agree that even if Employee resides in a county other than Suffolk County, Massachusetts, the Group may seek such equitable relief in superior court in Suffolk County.

B.           The real or perceived existence of any claim or cause of action of Employee against the Group, whether predicated on this Agreement or some other basis, shall not alleviate Employee of Employee’s obligations under this Agreement and shall not constitute a defense to the enforcement by Employer of the non-competition covenant contained herein. No right, power or remedy conferred upon a Party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement or any other agreement, or now or hereafter available at law, in contract, in equity, by statute or otherwise.

3.	General.

A.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of Massachusetts.

B.            Assignment; Beneficiaries. The terms, provisions, non-competition covenant, and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns. Employer may assign this Agreement in whole or in part to any member of the Group, any purchaser of all or substantially all of the business and assets of Employer, or to any successor-in-interest, in each case without consent of Employee. Employee may not assign this Agreement. If this Agreement is assigned to another member of the Group, or any other assignee, in connection with the transfer of Employee’s employment to such member or other assignee, to the extent appropriate and on a going forward basis, references to “Employer” shall be deemed replaced with references to such new employer. Employee understands and agrees that the terms of this Agreement will continue to apply to and bind Employee even if Employee is transferred at some time from Employer or any of Employer’s affiliates or subsidiaries to another of member of the Group or any of its affiliates or subsidiaries. Employee acknowledges further that the members of the Group are intended beneficiaries of this Agreement.

C.            Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of Employer (other than Employee). No delay or omission by the Parties in exercising any right under this Agreement will operate as a waiver of that or any other right. No waiver or consent given by a Party on any occasion will be construed as a bar to or as a continuing waiver of any right on any other occasion.

D.            Definitions, Interpretation and Construction. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary: (i) the plural includes the singular and the singular includes the plural; (ii) “includes,” “including” and other similar words are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (iv) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require. As used herein, an entity’s “affiliate” shall mean any entity controlling, controlled by or under common control with such first mentioned entity.

E.             Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the Parties. If any provision of this Agreement, or application of it to any person, place or circumstances, shall be held by an adjudicator of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect. Without limiting Section 1 above, Employee and Employer agree that any adjudicator of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as its deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent of the law.

F.             Entire Agreement. This Agreement, together with Employee’s Employment Agreement, sets forth the entire agreement and understanding between Employer and Employee relating to the subject matter herein and supersedes all prior discussions between the Parties. Employee understands and acknowledges that (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting employment with Employer, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of Employer. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

G.             Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement binding on the Parties. Electronic signatures shall be binding as if they were original.

EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT, AND HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE ENTRY INTO THIS AGREEMENT THAT ARE NOT EXPRESSLY CONTAINED OR REFERENCED HEREIN OR IN EMPLOYEE’S EMPLOYMENT AGREEMENT.

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IN WITNESS WHEREOF, the Parties have agreed to and accepted this Agreement as of the Effective Date.

Ruben Tommasi	Entasis Therapeutics Holdings Inc.

By:
Employee Signature

Name:
Employee Name (Please Print)	Title: